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                                                                   EXHIBIT 3.1.1


                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                                MD2PATIENT, INC.

                                       1.

         The name of the corporation is MD2patient, Inc.

                                       2.

         The Articles of Incorporation of the Corporation are amended by deleting the first two sentences of Section 4.3(f) of Article 4 in their entirety and by substituting in lieu thereof two new sentences to read as follows:

         "Outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Series A Preferred Stock (if the conversion date occurs prior to the closing of a Qualified Public Offering) or Common Stock (if the conversion date occurs on or after the closing of a Qualified Public Offering), on a one-for-one basis, at the rate of one-third per year on each anniversary of their date of issuance. Each such one-third calculation shall be applied per holder of applicable shares with respect to the aggregate number of applicable shares held, rounding up to the nearest whole share."

                                       3.

         The foregoing amendment was duly approved by the shareholders of the corporation on January 13, 2000 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.


         IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be duly executed this 13th day of January, 2000.

                                        MD2PATIENT, INC.

                                        By:  /s/ James G. Petway, Jr.
                                           --------------------------
                                           Name:  James G. Petway, Jr.
                                                ----------------------
                                           Title: Chief Financial Officer
                                                 ------------------------